SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1(B)
                          AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)

                              (Amendment No. 9)(1)

                                  Benihana Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.10 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    082047101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 15, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                             ----------------------

      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

            |_|   Rule 13d-1 (b)
            |X|   Rule 13d-1 (c)
            |_|   Rule 13d-1 (d)

      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilites of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 082047101                   13G
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1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Trust U/W of Vincent Terranova
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [_]
                                                                         (b) [_]

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
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               5.    SOLE VOTING POWER

                     129,636
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        0
  OWNED BY     -----------------------------------------------------------------
    EACH       7.    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            129,636
    WITH       -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      129,636
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.09%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      OO Trust
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

      Item 1(a). Name of Issuer:

      Benihana Inc.
      --------------------------------------------------------------------------

      Item 1(b). Address of Issuer's Principal Executive Offices:

      8685 NW 53rd Terrace
      Miami, Florida 33166
      --------------------------------------------------------------------------

      Item 2(a). Name of Person Filing:

      Trust U/W of Vincent Terranova
      --------------------------------------------------------------------------

      Item 2(b). Address of Principal Business Office, or, if None, Residence:

      c/o Robert Becht, P.O. Drawer H, Valley Cottage, New York 10989
      --------------------------------------------------------------------------

      Item 2(c). Citizenship:

      United States
      --------------------------------------------------------------------------

      Item 2(d). Title of Class of Securities:

      Common Stock, $.10 par value
      --------------------------------------------------------------------------

      Item 2(e). CUSIP NUMBER:

      082047101
      --------------------------------------------------------------------------

      Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person Filing is a:

(a)   |_|   Broker or dealer registered under Section 15 of the Act.

(b)   |_|   Bank as defined in Section 3(a)(6) of the Act.

(c)   |_|   Insurance Company as defined in Section 3(a)(19) of the Act.

(d)   |_|   Investment Company registered under Section 8 of the Investment
            Company Act.

(e)   |_|   Investment Adviser in accordance with Section
            240.13d-1(b)(1)(ii)(E).

(f)   |_|   Employee Benefit Plan in accordance with Section
            240.13d-1(b)(1)(ii)(F).

(g)   |_|   Parent Holding Company, in accordance with Section
            240.13d-1(b)(ii)(G)

(h)   |_|   A savings plan association as defined in Section 3(b) of the Federal
            Deposit Insurance Act.

(i)   |_|   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)   |_|   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

If this Statement is filed pursuant to Section 240.13d-1(c), check this box |X|

Trust U/W of Vincent Terranova

Item 4. Ownership.

      (a)   Amount beneficially owned:

            129,636
            --------------------------------------------------------------------

      (b)   Percent of class:

            4.09%
            --------------------------------------------------------------------

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote 129,636
                                                           ---------------------

            (ii)  Shared power to vote or to direct the vote 0
                                                             -------------------

            (iii) Sole power to dispose or to direct the disposition of 129,636
                                                                        --------

            (iv)  Shared power to dispose or to direct the disposition of 0
                                                                          ------

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the Beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Reported on by the Parent Holding Company.

      Not applicable.

Item 8. Identification and Classification of members of the Group.

      Not applicable.

Item 9. Notice of Dissolution of Group.

      Not applicable.

Trust U/W of Vincent Terranova

Item 10. Certification.

            By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true and correct.

                                                     April 15, 2004
                                      ------------------------------------------
                                                         (Date)

                                            TRUST U/W OF VINCENT TERRANOVA


                                                   /s/ Robert Becht
                                      ------------------------------------------
                                                      (Signature)

                                                 Robert Becht, Trustee
                                      ------------------------------------------
                                                     (Name/Title)


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